Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 1, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Rayonier Advanced Materials Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Rayonier Advanced Materials Inc. on Forms S-3 (File No. 333-212068 and File No. 333-209747) and on Forms S-8 (File No. 333-197093 and File No. 333-218975).

/s/ Grant Thornton LLP
Jacksonville, Florida
March 1, 2021